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                                                                Exhibit 8




                          AMENDMENT TO THE GOULDS PUMPS
                   SEVERANCE PLAN FOR U.S. SALARIED EMPLOYEES

         This amendment to the Goulds Pumps Severance Plan for U.S. Salaried Employees (the "Plan") is effective April 4, 1997.

         WHEREAS, the Company has reserved the right under the Plan to make amendments to the Plan; and

         WHEREAS, the Human Resources Committee has determined that it is appropriate to provide for enhanced employment security of Plan participants in the event of a change in the control of the Company as defined herein;

         THEREFORE the Plan is amended as follows:

the following paragraph is added to the Plan following the paragraph titled OTHER BENEFITS on page five (5) of the Plan Document:

In the event of an involuntary termination which occurs as a direct result of a Change of Control of the Company, as defined herein, non-bargaining unit employees whether classified by the Company as exempt or non-exempt under the Fair Labor Standards Act (FLSA) shall receive a severance benefit, as defined herein, equal to a minimum of thirteen (13) weeks commencing upon the date of termination or the severance benefit otherwise applicable under the Plan, whichever is greater. Such severance benefits shall be subject to all other provisions contained herein.

A Change of Control shall be deemed to have taken place if:

                  (i) the stockholders of the Corporation shall approve any plan, proposal or agreement for, or there shall otherwise be consummated (1) any consolidation or merger of the Company pursuant to which any shares of the Company's Common Stock are to be converted into cash, securities or other property, unless, after the consolidation or merger the Incumbent Board, as defined below, remains a majority of the Board; or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of more than 50% of the assets or earning power of the Company to a third party unrelated to the Company; or

                  (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
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Amendment to the Goulds Pumps
Severance Plan for U.S. Salaried Employees
Page 2

                  (iii) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the Company's then outstanding Common Stock (a "significant acquisition of ownership"), provided that, such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 20% beneficial owner; or

                  (iv) individuals who constitute the Company's Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three quarters of the directors compromising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (d), considered as though such person was a member of the Incumbent Board, provided that, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934), or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, shall not be so considered as a member of the Incumbent Board.

         IN WITNESS WHEREOF, the Company has caused this Amendment to the Severance Plan for U.S. Salaried Employees to be executed on its behalf by a duly authorized officer of the Company as of this April 4, 1997.



                                        GOULDS PUMPS, INCORPORATED

                                        BY: /s/ William G. Kelley
                                           --------------------------------
                                           William G. Kelley
                                           Vice President - Human Resources